Exhibit 10.10

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LiveXLive Media, Inc.

9200 Sunset Blvd, 12th Floor

Beverly Hills, CA 90212

March 6, 2019

Aaron Sullivan

[***]

Re: Offer of Employment with LiveXLive Media, Inc.

Dear Aaron:

On behalf of LiveXLive Media, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as its Vice President - Controller. In this role, you will report directly to the Company’s Chief Financial Officer (the “CFO”) and focus on the following key areas:

1. Build and operate an internal accounting and finance department, complete with appropriate policies and procedures of a public company,

2. Prepare and timely and accurate filings of all necessary SEC Filings for the Company,

3. Design, implement and monitor financial systems and strong internal controls, and

4.  Co-lead with the CFO the overall accounting and finance direction.

The effective date of your employment will be March 26, 2019.

The terms of this offer of employment are as follows:

1. Compensation.

A. Salary. The Company will pay you a salary at the rate of $185,000 per year, payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

B. Bonus. You will be eligible to receive an annual performance-related bonus of up to 35% of your base salary, based upon the attainment of certain objectives to be established by management and the CFO, which will include, at a minimum (1) timely and accurate SEC filings throughout fiscal year 2019/2020, (2) 2019-2020 SOX compliance and oversight (no material weakness reported), (3) hiring and building of core accounting team, (4) unified GL / ERP system by 2H FY2020, (5) timely Audit Committee presentations (as directed/needed), (6) roadmap and plan for new ERP system by Q1 2020, (7) timely M&A diligence and integration and capital raising support, when and as applicable and (8) timely and accurate income tax filings Your compensation will be reviewed annually thereafter. The payment of your salary and bonus, if any, will be in accordance with the policies and procedures of the Company.

C. Stock Options. Subject to approval by the Company's Board of Directors, you will be granted 100,000 restricted stock units (RSUs) shares of the Company's Common Stock on the date the Board of Directors approves the option grant (“Initial Option Grant”). One-fourth (¼th) of the shares subject to the Initial Option Grant will vest on the first anniversary of your employment (first available open window in June 2020) with the Company and an additional one quarter (1/16th) of the total number of such shares will vest on quarterly open windows thereafter, subject to your continued fulltime employment with the Company on any such date.

i. Vesting Acceleration. Notwithstanding the foregoing, in the event of a Change of Control (as defined below), the Initial Option Grant shall become vested as to fifty percent (50%) of the then unvested shares subject to the Initial Option Grant immediately prior to and conditioned upon the consummation of a Change of Control. In the event that during the course of your employment (but prior to a Change of Control), you are granted options incremental to the Initial Option Grant, such incremental options shall have the same vesting and acceleration terms as the Initial Option Grant (provided that the vesting shall commence on the grant date of such additional incremental options). In order to be eligible for such acceleration of vesting benefit, you must execute the Company’s standard form of release of all claims agreement.

2. Benefits. During the term of your employment, you shall be afforded the opportunity to participate in any Company employee benefit plans (i.e., medical, dental, vacation) covering employees at your level, as such may be in effect from time to time, along with 15 days of paid time off (“PTO”) per year. The Company reserves the right to change such benefits on a Company-wide basis as necessary from time to time.

3. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason, with or without Cause (as defined below). We request that, in the event of a resignation, you give the Company at least two weeks’ notice.

If the Company terminates your employment without Cause (as defined below), including such a termination within twelve (12) months of consummation of a Change of Control of the Company (as defined below), or if you terminate your employment for Good Reason (as defined below), then upon your furnishing the Company an effective release and waiver of claims and return of all Company property, you shall be entitled to a receive severance payment in the form of a lump payment equal to two (2) months of your base salary in effect at the time of your termination. If your employment is terminated for Cause (as defined below) or you terminate your employment, all compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

For the purposes of this Offer of Employment, “Cause” shall mean:

(i) Indictment by a court of competent jurisdiction of fraud, embezzlement or other material dishonesty of the Employee with respect to the Employer or any subsidiary or affiliate thereof:

(ii) The Employee’s indictment, charge by a public authority, and conviction or plea of nolo contendere to (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty, or fraud:

(iii) Willful misconduct of the Employee with respect to the Employer or any subsidiary or affiliate thereof; or

(iv) Material breach by the Employee of any of the Employee’s obligations hereunder, after a written demand for substantial performance is delivered to the Employee by the CFO, CEO and or Board of Directors and the failure of the Employee to reasonably comply with such demand with thirty (30) days after notice to the Employee.

For the purposes of the Offer of Employment, “Change of Control” shall mean the occurrence of any of the following events:

(i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”); except that any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Board, shall not be deemed to be a Change of Control. For purposes of determining whether a Change of Control has occurred under this Agreement, the acquisition of additional stock and/or convertible securities by Robert Ellin and/or his affiliates resulting in him and/or his affiliates beneficially owning more (or subsequently less) than 50% of the total voting power of the stock of the Company will not be considered a Change of Control;

(ii) the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly, fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii) there is consummated a sale or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition.

For purposes of the Offer of Employment, “Good Reason” shall mean (i) a material reduction in your overall authority or responsibility such that you are no longer able to exercise the authority and responsibility generally associated with the position of Vice President - Controller, (ii) a material reduction in your overall compensation in a way which is not consistent with a reduction applied to each of the other executives of the Company, or (iii) change in reporting structure away from the CFO, or (iv) a material breach of any of the Company’s obligations hereunder; provided that in each of clauses (i) through (iv) above, it shall not constitute “Good Reason” if you are in material breach of any of your obligations to the Company. Any termination for “Good Reason” may only be made by your providing thirty (30) days prior written notice to the Company stating the specific nature of the “Good Reason” event and the “Good Reason” event not being cured by the Company within thirty (30) days following such notice.

4. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

5. Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of employee proprietary information and inventions agreement (the “EPIA”).

6. Covenants.

(a) You understand and agree that the Company is not hiring you in order to obtain confidential information of any other person or entity, including but not limited to any of your former employers (“Former Employers”), and that your employment with the Company is contingent on you continuing to comply with any obligations to your Former Employers, including those that survive termination of employment. This includes any confidentiality or non-solicitation obligations.

(b) We require, prior to beginning employment with the Company, that you return all confidential, proprietary, and trade secret information of any Former Employer to that employer. If you have a notebook computer, PC, or any other computer or device that contains any confidential, proprietary or trade secret information of any Former Employer, you should honor any agreement with, or follow any instructions from, your Former Employer with regard to returning or deleting such data. If there is any information to be returned, you should do so promptly, retaining for your files your cover letter transmitting the material to your Former Employer. You should not retain a copy of the material being returned.

(c) If, at any time while you are an employee of the Company, anyone acting on behalf of the Company asks you to do anything that you believe might lead you to use or disclose the confidential, proprietary or trade secret information of any Former Employer or of any other entity or person, you should not disclose or use the information. Instead, you should immediately contact the Company's Chief Legal Counsel. You should also contact the Chief Legal Counsel if you have any questions concerning what is a trade secret or what is confidential or proprietary information of any other entity or person or of the Company.

7. General. This offer letter, the EPIA and the stock option agreement (if approved by the Board of Directors) covering the grant described in paragraph 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the EPIA and the stock option agreement, the terms and provisions of the EPIA and the stock option agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. California law will govern this offer letter.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me along with your completed and signed EPIA.

Sincerely,

LiveXLive Media, Inc.

By:	/s/ Mike Zemetra
Name:	Mike Zemetra
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED:

/s/ Aaron Sullivan
Name:	Aaron Sullivan

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